As filed with the Securities and Exchange Commission on May 12, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Liberty Media Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	12300 Liberty Boulevard Englewood, Colorado 80112 (720) 875-5400	20-4412793
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices and Zip Code)	(I.R.S. Employer Identification No.)

Liberty Media 401(k) Savings Plan

(Full Title of The Plan)

Copy to:
Charles Y. Tanabe, Esq.	Kathleen Odle, Esq.
Liberty Media Corporation	Sherman & Howard L.L.C.
12300 Liberty Boulevard	633 Seventeenth Street, Suite 3000
Englewood, Colorado 80112	Denver, Colorado 80202
(720) 875-5400	(303) 297-2900
(Name, Address and Telephone Number of
Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Liberty Interactive Series A Common Stock, par value $.01 per share	5,000,000	$20.15	$174,500,000	$18,671.50
Liberty Capital Series A Common Stock, par value $.01 per share	1,000,000	$73.75

(1) Pursuant to Rule 416(a) of the Securities Act, this Registration Statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for purposes of calculating the amount of registration fee in accordance with Rule 457 under the Securities Act based on May 9, 2006 closing stock prices.

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Note: The document(s) containing the employee benefit plan information required by Item 1 of Part I of this Form and the statement of availability of registrant information and other information required by Item 2 of Part I of this Form will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Liberty Media Corporation (“Liberty” or the “Company”) will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act.  Upon request, the Company will furnish to the Commission or its staff a copy or copies of all the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents, previously field with the Commission by the Registrant or its predecessor reporting company, Liberty Media LLC (f/k/a Liberty Media Corporation) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference.

(i)            Annual Report on Form 10-K for the year ended December 31, 2005, filed on March 8, 2006.

(ii)           Annual Report on Form 11-K for the year ended December 31, 2004, filed on June 2, 2005.

(iii)          Quarterly Report on Form 10-Q for the three months ended March 31, 2006, filed on May 8, 2006.

(iv)          Current Report on Form 8-K, filed on March 3, 2006.

(v)           Current Report on Form 8-K, filed on April 18, 2006.

(vi)          Current Report on Form 8-K, filed on May 9, 2006.

(vii)         The description of our capital stock contained under the heading “The Restructuring Proposal - Description of the Liberty Interactive Common Stock and the Liberty Capital Common Stock” in the proxy statement/prospectus forming a part of the Registrant’s Registration Statement on Form S-4 (File No. 333-132452), Amendment No. 2 to which was filed on April 7, 2006.

All documents subsequently filed by Liberty with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any report or portion thereof furnished or deemed furnished under any Current Report on Form 8-K) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by Liberty pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

Any statement contained in this Registration Statement, in an amendment hereto or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any subsequent Incorporated Document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

Article V, Section E of the Restated Certificate of Incorporation (the “Charter”) of the Registrant provides as follows:

1.     Limitation On Liability. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Registrant shall not be liable to the Registrant or any of its shareholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 shall be prospective only and shall not adversely affect any limitation, right or protection of a director of the Registrant existing at the time of such repeal or modification.

2.     Indemnification.

(a)           Right to Indemnification. The Registrant shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Registrant or while a director or officer of the Registrant is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. Such right of indemnification shall inure whether or not the claim asserted is based upon matters which antedate the adoption of Section E of the Charter. The Registrant shall be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of the Registrant.

(b)           Prepayment of Expenses. The Registrant shall pay the expenses (including attorneys’ fees) incurred by a director or officer in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

(c)           Claims. If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by the Registrant, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Registrant shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

(d)           Non-Exclusivity of Rights. The rights conferred on any person by this paragraph shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Charter, the bylaws of the Registrant, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

(e)           Other Indemnification. The Registrant’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

3.             Amendment or Repeal. Any amendment, modification or repeal of the foregoing provisions of Section E of the Charter shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Item 7.    Exemption From Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description

4.1

Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 1 to the Registration Statement on Form 8-A of the Registrant (File No. 000-51990), filed with the Securities and Exchange Commission (the “Commission”) on May 9, 2006 (the “Form 8-A”)).

4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 2 to the Form 8-A).

4.3	Specimen certificate for shares of the Registrant’s Liberty Interactive Series A common stock, par value $.01 per share.

4.4	Specimen certificate for shares of the Registrant’s Liberty Interactive Series B common stock, par value $.01 per share.

4.5	Specimen certificate for shares of the Registrant’s Liberty Capital Series A common stock, par value $.01 per share.

4.6	Specimen certificate for shares of the Registrant’s Liberty Capital Series B common stock, par value $.01 per share.

5.1	Internal Revenue Service Determination Letter, dated June 1, 2005.

23.1	Consent of KPMG LLP.

24.1	Power of Attorney (included on page 7).

Item 9.    Undertakings.

(a)           The Company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering hereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto, duly authorized, in the City of Englewood, State of Colorado, on May 12, 2006.

LIBERTY MEDIA CORPORATION

By:	/s/ Charles Y. Tanabe
Name:	Charles Y. Tanabe
Title:	Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, the Plan Committee for the Liberty Media 401(k) Savings Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on May 12, 2006.

LIBERTY MEDIA 401(k) SAVINGS PLAN

By:	/s/ Neal Dermer
Name:	Neal Dermer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher W. Shean and Charles Y. Tanabe and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities, to sign and file any or all amendments (including post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority, to do and perform each and every act and thing requisite or necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons (which persons constitute a majority of the Board of Directors) in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John C. Malone	Chairman of the Board and Director	May 5, 2006
John C. Malone

/s/ Gregory B. Maffei	President, Chief Executive Officer (Principal	May 5, 2006
Gregory B. Maffei	Executive Officer) and Director

/s/ Robert R. Bennett	Director	May 5, 2006
Robert R. Bennett

/s/ Donne F. Fisher	Director	May 5, 2006
Donne F. Fisher

/s/ Paul A. Gould	Director	May 5, 2006
Paul A. Gould

/s/ David E. Rapley	Director	May 5, 2006
David E. Rapley

/s/ M. LaVoy Robison	Director	May 5, 2006
M. LaVoy Robison

/s/ Larry E. Romrell	Director	May 5, 2006
Larry E. Romrell

/s/ David J.A. Flowers	Senior Vice President and Treasurer	May 5, 2006
David J.A. Flowers	(Principal Financial Officer)

/s/ Christopher W. Shean	Senior Vice President and Controller	May 5, 2006
Christopher W. Shean	(Principal Accounting Officer)

Exhibit Index

Exhibit No.	Description

4.1

Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 1 to the Registration Statement on Form 8-A of the Registrant (File No. 000-51990), filed with the Securities and Exchange Commission (the “Commission”) on May 9, 2006 (the “Form 8-A”)).

4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 2 to the Form 8-A).

4.3	Specimen certificate for shares of the Registrant’s Liberty Interactive Series A common stock, par value $.01 per share.

4.4	Specimen certificate for shares of the Registrant’s Liberty Interactive Series B common stock, par value $.01 per share.

4.5	Specimen certificate for shares of the Registrant’s Liberty Capital Series A common stock, par value $.01 per share.

4.6	Specimen certificate for shares of the Registrant’s Liberty Capital Series B common stock, par value $.01 per share.

5.1	Internal Revenue Service Determination Letter, dated June 1, 2005.

23.1	Consent of KPMG LLP.

24.1	Power of Attorney (included on page 7).